EXHIBIT 99

[Orient-Express Hotels Ltd. news release paper]

Contacts:

Martin O'Grady                                Amy Brandt

Vice President, Chief Financial Officer	Director of Investor Relations

Tel: +44 20 3117 1333	Tel: +44 20 3117 1323
E: martin.ogrady@orient-express.com                    E: amy.brandt@orient-express.com

FOR IMMEDIATE RELEASE
May 1, 2013

ORIENT-EXPRESS HOTELS LTD. REPORTS FIRST QUARTER 2013 RESULTS

•	First quarter same store revenue per available room (“RevPAR”) up 6% compared to prior-year quarter in US dollars; up 7% in local currency

•	First quarter total revenue up 3% to $103.2 million from $100.5 million in prior-year quarter

•	First quarter adjusted EBITDA up 41% to $4.5 million from $3.2 million in prior-year quarter

•	Continued progress on portfolio optimization and capital redeployment strategy, including expansion of North American footprint with successful opening of 92-key El Encanto, Santa Barbara, California

•	Positive indications for 2013; bookings for total owned hotels up 8% from the same time last year

HAMILTON, BERMUDA - May 1, 2013. Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com) (the “Company”), owners, part-owners or managers of 46 luxury hotel, restaurant, tourist train and river cruise properties operating in 22 countries, today announced its results for the first quarter ended March 31, 2013.

Total revenue was $103.2 million in the first quarter of 2013, up $2.7 million or 3% from $100.5 million in the first quarter of 2012. Revenue from owned hotels for the first quarter was $89.2 million, up $1.7 million or 2% from $87.5 million in the first quarter of 2012. On a same store basis, owned hotels RevPAR was up 6% in US dollars and up 7% in local currency. Trains & cruises revenue in the first quarter was $11.2 million, up 18% compared to $9.5 million in the first quarter of 2012.

Adjusted EBITDA was $4.5 million for the first quarter, up $1.3 million or 41% from $3.2 million in the prior-year period. The principal increases were at Road To Mandalay and The Governor's Residence, both in Myanmar, where aggregate EBITDA increased by $2.6 million. EBITDA also increased at Maroma Resort and Spa, Riviera Maya, Mexico (up $0.4 million) and Charleston Place, South Carolina (up $0.4 million), offset by a decrease at Copacabana Palace, Rio de Janeiro (down $1.1 million).

Adjusted net loss from continuing operations for the first quarter was $8.3 million ($0.08 per common share) compared with a loss of $14.4 million ($0.14 per common share) in the first quarter of 2012.

“2013 has started on a positive note,” said John Scott, President and Chief Executive Officer. “Same store RevPAR across our portfolio was up 6% in US dollar terms and up 7% in local currency. Adjusted EBITDA for the Company's traditionally low first quarter was $4.5 million, up 41% from $3.2 million last year.

“The highlight of the first quarter was the March opening of the El Encanto hotel in Santa Barbara, California that has firmly established our brand presence in the important US West Coast travel market. This wonderfully restored hotel will significantly enhance the revenue-generating power of our portfolio and will fully contribute to earnings in future periods.

“Our new leadership team remains sharply focused on our strategy to increase the earnings power of our properties and optimize our unique portfolio of luxury travel assets. During the quarter, we completed the sale of Porto Cupecoy, Sint Maarten, generating cash proceeds of $19.0 million and removing a loss-making asset from our portfolio. We are also embarking on significant renovation plans at Charleston Place and Grand Hotel Europe, St. Petersburg, two of our key cash-generating properties.

“Current early indicators for 2013 are positive, with bookings pace for owned hotels up 8% compared to last year. Booked revenue for the Italian properties is 15% ahead of where it was at the same time last year and Asia is 18% ahead, reflecting the continued strength of Asia and providing momentum as we enter our second and third quarters.”

Company highlights

The Company opened the completely renovated 92-key El Encanto hotel on March 18, 2013. The property has been very well received by clients, the travel trade and international media and bookings are growing for the peak summer season.

The Company made continued progress on its plans for a three-year refurbishment at Grand Hotel Europe that will include the conversion of 19 rooms into six ultra-luxury suites, including a two-bedroom presidential suite; a new food and beverage concept from a world-class restaurant designer; an expanded spa; and fully renovated meeting room space. In April, the Company made a first draw-down of $4.0 million under its new $50.0 million loan facility, of which $26.0 million will fund the refurbishment, which is scheduled to commence in the second quarter.

Also in the second quarter, the Company will commence the first phase of a three-year rooms refurbishment at Charleston Place. The first phase of the project entails the renovation of 145 rooms and is partially financed by $9.2 million of additional funds borrowed in December 2012 pursuant to an increase in principal of the hotel's existing loan facility.

The Grand Hotel Europe and Charleston Place renovations have been phased so that they will have minimal disruption on hotel operations.

The Company took positive steps to strengthen its core leadership with the appointment of three vice presidents, bringing new talent to the management team.  Amrita Bhalla will join the Company as Vice President, Global Human Resources, and Katherine Blaisdell will join the Company as Vice President, Technical Services, following the planned retirement of Roger Collins after 22 years of dedicated service. Amrita Bhalla joins the Company from a leading Asian hospitality group, where she was Chief People Officer and Executive Vice President, Human Resources. Prior to this, she served as Executive Vice President of Human Resources for The Oberoi Group and before that as Director, Recruitment & Development for Four Seasons Hotels & Resorts. Katherine Blaisdell joins the Company from Rosewood Hotels & Resorts, where she was Vice President, Architecture & Design, responsible for managing global hotel construction and renovation projects. During her years in the industry, she has also served as Director of Project Management & Construction for St. Regis Hotels & Resorts and as Vice President of Design & Construction for Viceroy Hotels.

These appointments follow the internal promotion of Neil Gribben to Vice President, Accounting and Control in March 2013. In his new role, Neil will continue to oversee the Company's regional financial controllers and the financial performance of its business units, and in addition, is now responsible for the financial reporting function in central finance.

Operating Performance

Europe:
In the Company's seasonally low first quarter, revenue from owned hotels was $16.0 million, up $0.2 million or 1% from $15.8 million in the first quarter of 2012, despite some continued weakness in certain European markets.

Same store RevPAR in Europe was up 8% compared to the prior-year quarter in US dollars (up 9% in local currency) due to a two point increase in occupancy.

EBITDA for the quarter was a loss of $8.0 million compared to a loss of $7.6 million in the first quarter of 2012.

North America:
Revenue from owned hotels for the quarter was $30.7 million, up $1.6 million or 5% from $29.1 million in the first quarter of 2012. Revenue in the first quarter grew at every property in the region compared to the same quarter last year, led by Maroma Resort and Spa, where revenue was up $0.6 million or 15% compared to the first quarter of 2012 due to strong package business and double-digit rate growth.

Same store RevPAR in the region increased by 9% in US dollars, largely due to a 7% increase in average daily rate (“ADR”).

EBITDA in North America was $6.1 million before impairment charges, down $1.1 million from $7.2 million in the first quarter of 2012. Lower EBITDA in the first quarter of 2013 was impacted by $2.0 million of charges for planned pre-opening expenses at El Encanto, offset by increases of $0.4 million at each of Charleston Place and Maroma Resort and Spa, with good conversion on mostly rate-driven revenue growth.

Rest of World:

Asia-Pacific:
Revenue for the first quarter of 2013 was $10.3 million, an increase of $1.8 million or 21% compared to $8.5 million in the first quarter of 2012. Revenue growth in the region continued to be led by The Governor's Residence, Yangon (up $0.7 million), as Myanmar's popularity as a tourist destination continues to grow. Same store RevPAR for the region increased by 23% in both US dollars and local currency due to a 16% increase in ADR and a four-point increase in occupancy.

EBITDA grew by 31% to $3.8 million compared to $2.9 million in the first quarter of 2012, which included a $0.5 million increase at The Governor's Residence and a $0.3 million increase at La Residence d'Angkor, Siem Reap, Cambodia, reflecting strong demand throughout the region.

Southern Africa:
First quarter revenue from owned hotels was $6.4 million, down $0.2 million or 3% from $6.6 million in the first quarter of 2012. This is largely due to the year-over-year weakening of the South African rand versus the US dollar. Excluding the effect of currency movements, revenue was $0.6 million ahead of last year.

Due to an eight-point improvement in occupancy, same store RevPAR in the region was up 14% in local currency terms but, due to a weaker South African rand, was down 1% in US dollars.

EBITDA was $1.3 million versus $1.8 million in the first quarter of 2012 due to a management restructuring charge of $0.3 million in the first quarter of 2013 and a negative currency impact of $0.2 million.

South America:
First quarter revenue from owned hotels was $25.8 million, down $1.6 million or 6% from $27.4 million in the first quarter of 2012. This decrease is primarily the result of difficult year-over-year comparisons at Copacabana Palace, as a number of large events in Rio de Janeiro in the first quarter of 2012 did not recur; however, the benefit of the renovated product is expected to be felt over the remainder of the year, with full year revenue currently forecasted to exceed prior-year levels. Same store RevPAR in the region for the first quarter decreased by 3% in both US dollars and local currency.

EBITDA for the quarter was $8.0 million, a decrease of $1.0 million compared to $9.0 million in the first quarter of last year. In addition to the revenue shortfall at Copacabana Palace, $0.4 million of this decrease was due to costs incurred to resolve a tax case in Brazil.

Hotel management & part-ownership interests:
EBITDA for the first quarter of 2013 was a loss of $2.0 million compared to a loss of $0.7 million in the first quarter of 2012. This loss was attributable to $0.7 million of management restructuring charges related to the closure of the Singapore development office, which will result in cost savings in future periods, and a decline of $0.7 million at Hotel Ritz, Madrid due to a write-off of fixed assets.

Restaurants:
Revenue from '21' Club in the first quarter of 2013 was unchanged from the same quarter of 2012 at $3.8 million. EBITDA was $0.2 million compared to $0.3 million in the first quarter of 2012.

Trains & cruises:
Revenue for the first quarter of 2013 was $11.2 million, up $1.7 million or 18% from $9.5 million in the first quarter of 2012. This growth is due to an increase of $2.7 million from Road To Mandalay, which performed extremely well due to the continued popularity of Myanmar as a tourist destination, offset by decreases from the UK day-trains, as the sluggish UK economy and poor weather impacted demand and a reduced number of trips was operated in the first quarter with a heavier loading into the busier summer months.

EBITDA was $1.1 million compared to a loss of $0.3 million in the first quarter of 2012. This growth was also attributable to Road To Mandalay, where first quarter EBITDA was $2.5 million compared to $0.4 million in the prior year, offset by some declines from the UK day-trains.

Central costs:
In the first quarter of 2013, central overheads were $9.0 million compared with $7.8 million in the prior-year period. This increase was largely due to management restructuring charges of $1.0 million incurred during the quarter. Together with the restructuring costs within Southern Africa and the hotel management business, these costs will result in meaningful cost savings in future periods.

In addition, the Company incurred $1.5 million of non-cash share-based compensation expense compared to $2.0 million in the first quarter of 2012.

Impairment:
Following a strategic review of its assets, the Company recorded a total non-cash impairment charge for the quarter of $35.7 million related to La Samanna, St Martin.

Depreciation and amortization:
The depreciation and amortization charge for the first quarter of 2013 was $11.5 million, up from $10.5 million in the first quarter of 2012 as a result of the completion of several recent capital projects and the opening of El Encanto.

Interest:
The interest charge for the first quarter of 2013 was $7.0 million, down $0.2 million from $7.2 million in the prior year quarter. The amount of capitalized interest related to El Encanto was $1.1 million in the first quarter of 2013 compared to $0.9 million in the prior-year quarter.

Tax:
The tax benefit for the first quarter of 2013 was $6.1 million compared to a charge of $0.2 million in the same quarter in the prior year. The tax benefit in the first quarter of 2013 included a release of tax provisions in Brazil of $3.9 million following the conclusion of inquiries by the tax authorities.

Investment:
The Company invested a total of $20.7 million in its portfolio during the first quarter of 2013, including $10.8 million for the renovation of El Encanto, $1.9 million primarily for the completion of the refurbishment at Copacabana Palace, $1.4 million at Charleston Place, including the refurbishment of the Palmetto Café, $1.3 million primarily for façade works at Grand Hotel Europe, and the balance for routine capital expenditures.

Balance Sheet

At March 31, 2013, the Company had long-term debt (including the current portion and debt of consolidated variable interest entities) of $606.0 million, working capital loans of $0.4 million and cash balances of $101.0 million (including $21.7 million of total restricted cash of which $13.4 million is in other assets), resulting in total net debt of $505.4 million compared to total net debt at the end of 2012 of $505.0 million. At March 31, 2013, the ratio of net debt to trailing 12-month adjusted EBITDA was 4.8 times.

Undrawn amounts available to the Company at March 31, 2013 under short-term lines of credit were $3.9 million, bringing total cash availability (excluding restricted cash) at March 31, 2013 to $83.2 million.

At March 31, 2013, approximately 48% of the Company's debt was at fixed interest rates and 52% was at floating interest rates. The weighted average maturity of the debt was approximately 2.3 years and the weighted average interest rate was 4.0%. The Company had $85.9 million of debt repayments due within 12 months. These obligations are expected to be met through a combination of operating cash flow, proceeds from recent divestment of non-core assets, refinancing of the facilities, and utilization of available cash.

* * * * * * * *

ORIENT-EXPRESS HOTELS LTD.
SUMMARY OF OPERATING RESULTS
(Unaudited)

$millions - except per share amounts	Three months ended March 31,
	2013	2012

Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	16.0	15.8
- North America	30.7	29.1
- Rest of world	42.5	42.6
Total owned hotels	89.2	87.5
Hotel management & part-ownership interests	(1.0)	(0.3)
Restaurants	3.8	3.8
Trains & cruises	11.2	9.5
Total (1)	103.2	100.5

Analysis of earnings
Owned hotels
- Europe	(8.0)	(7.6)
- North America	6.1	7.2
- Rest of world	13.0	13.7
Hotel management & part-ownership interests	(2.0)	(0.7)
Restaurants	0.2	0.3
Trains & cruises	1.1	(0.3)
Central overheads	(9.0)	(7.8)
Share-based compensation	(1.5)	(2.0)
EBITDA before impairment	(0.1)	2.8
Impairment	(35.7)	—
EBITDA	(35.8)	2.8
Depreciation & amortization	(11.5)	(10.5)
Interest	(7.0)	(7.2)
Foreign exchange gain	2.1	0.9
Loss before tax	(52.2)	(14.0)
Tax	6.1	(0.2)
Net loss from continuing operations	(46.1)	(14.2)
Discontinued operations	(0.9)	0.4
Net loss	(47.0)	(13.8)
Net earnings attributable to non-controlling interests	(0.2)	(0.3)
Net loss attributable to Orient-Express Hotels Ltd.	(47.2)	(14.1)

Net loss per common share attributable to Orient-Express Hotels Ltd.	(0.46)	(0.14)
Number of shares - millions	103.01	102.72

(1) Comprises losses from unconsolidated companies of $0.9 million (2012 - $46,000) and revenue of $104.1 million (2012 - $100.5 million).

ORIENT-EXPRESS HOTELS LTD.
SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended
	March 31,
	2013	2012
Average Daily Rate (in US dollars)
Europe	424	423
North America	472	440
Rest of world	406	402
Worldwide	430	418

Room Nights Available
Europe	48,039	49,379
North America	63,650	63,791
Rest of world	94,742	96,694
Worldwide	206,431	209,864

Rooms Nights Sold
Europe	16,446	15,654
North America	40,961	40,633
Rest of world	65,186	65,348
Worldwide	122,593	121,635

Occupancy
Europe	34%	32%
North America	64%	64%
Rest of world	69%	68%
Worldwide	59%	58%

RevPAR (in US dollars)
Europe	145	134
North America	303	280
Rest of world	279	272
Worldwide	256	242

Same Store RevPAR (in US dollars)
Europe	145	134
North America	305	280
Rest of world	279	272
Worldwide	256	242

Same Store RevPAR (% change)	US dollar	Local currency
Europe	8%	9%
North America	9%	9%
Rest of world	3%	5%
Worldwide	6%	7%

ORIENT-EXPRESS HOTELS LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
$millions	2013	2012

Assets
Cash	79.3	93.4
Restricted cash	8.3	21.1
Accounts receivable	40.2	36.5
Due from unconsolidated companies	15.4	15.2
Prepaid expenses and other	35.1	21.2
Inventories	43.5	44.6
Other assets held for sale	2.9	22.1
Real estate assets	2.0	1.9
Total current assets	226.7	256.0

Property, plant & equipment, net of accumulated depreciation	1,126.5	1,171.6
Property, plant & equipment, net of accumulated depreciation of consolidated variable interest entities	184.1	183.8
Investments in unconsolidated companies	55.7	58.9
Goodwill	159.1	161.3
Other intangible assets	18.4	18.6
Other assets	53.8	41.8
Total assets	1,824.3	1,892.0

Liabilities and Equity
Working capital loans	0.4	-
Accounts payable	22.6	25.2
Accrued liabilities	80.0	77.5
Deferred revenue	44.5	30.5
Other liabilities held for sale	1.4	2.2
Current portion of long-term debt and capital leases	84.1	90.1
Current portion of long-term debt of consolidated variable interest entities	1.8	1.8
Total current liabilities	234.8	227.3

Long-term debt and obligations under capital leases	424.4	431.4
Long-term debt of consolidated variable interest entities	95.7	96.2
Deferred income taxes	103.1	104.1
Deferred income taxes of consolidated variable interest entities	60.1	60.3
Other liabilities	28.7	34.4
Total liabilities	946.8	953.7

Shareholders' equity	874.9	936.0
Non-controlling interests	2.6	2.3
Total equity	877.5	938.3

Total liabilities and equity	1,824.3	1,892.0

ORIENT-EXPRESS HOTELS LTD.
RECONCILIATIONS AND ADJUSTMENTS
(Unaudited)

	Three months ended
$millions - except per share amounts	March 31,
	2013	2012

EBITDA	(35.8)	2.8

Adjusted items:
Pre-opening expenses (1)	2.1	—
Management restructuring (2)	1.6	—
Write-off of fixed assets (3)	0.7	0.4
Acquisition proposal costs (4)	0.2	—
Impairment (5)	35.7	—

Adjusted EBITDA	4.5	3.2

Reported net loss attributable to Orient-Express Hotels Ltd.	(47.2)	(14.1)
Net earnings attributable to non-controlling interests	(0.2)	(0.3)
Reported net loss	(47.0)	(13.8)
Discontinued operations net of tax	0.9	(0.4)
Net loss from continuing operations	(46.1)	(14.2)

Adjusted items net of tax:
Pre-opening expenses (1)	1.4	—
Management restructuring (2)	1.1	—
Write-off of fixed assets (3)	0.5	0.3
Acquisition proposal costs (4)	0.2	—
Impairment (5)	35.7	—
Deferred financing costs (6)	0.4	—
Interest rate swaps (7)	—	0.4
Foreign exchange (8)	(1.5)	(0.9)

Adjusted net loss from continuing operations	(8.3)	(14.4)

Reported EPS	(0.46)	(0.14)
Reported EPS from continuing operations	(0.45)	(0.14)
Adjusted EPS from continuing operations	(0.08)	(0.14)
Number of shares (millions)	103.01	102.72

(1) Pre-opening expenses at El Encanto and the Orcaella river-cruise ship that will commence operations in Myanmar in the third quarter
(2) Restructuring and redundancy costs
(3) Non-cash write-off of fixed asset balances
(4) Costs associated with unsolicited proposal by The Indian Hotels Company Limited to acquire the Company
(5) Non-cash impairment at one owned property
(6) Non-cash write-off of deferred financing costs
(7) Change in fair value of derivatives that are not designated in hedging relationships and the ineffective portion of derivatives that are designated in hedging relationships
(8) Foreign exchange is a non-cash item arising on the translation of certain assets and liabilities denominated in currencies other than the functional currency

ORIENT-EXPRESS HOTELS LTD.
RECONCILIATIONS AND ADJUSTMENTS (CONTINUED)
(Unaudited)

	Twelve months ended	Three months ended		Year ended
$millions - except per share amounts	March 31,	March 31,		December 31,
	2013	2013	2012	2012

EBITDA	55.1	(35.8)	2.8	93.7

Adjusted items:
Pre-opening expenses (1)	3.9	2.1	—	1.8
Management restructuring (2)	2.1	1.6	—	0.5
Write-off of fixed assets (3)	1.9	0.7	0.4	1.6
Acquisition proposal costs (4)	1.4	0.2	—	1.2
Write-down of receivable (5)	0.5	—	—	0.5
Loss on sale of real estate units (6)	0.6	—	—	0.6
Impairment (7)	41.6	35.7	—	5.9
Gain on disposal (8)	(1.5)	—	—	(1.5)

Adjusted EBITDA	105.6	4.5	3.2	104.3

EBITDA	55.1	(35.8)	2.8	93.7

Depreciation and amortisation	(44.9)	(11.5)	(10.5)	(43.9)
Interest	(29.6)	(7.0)	(7.2)	(29.8)
Foreign exchange	(1.6)	2.1	0.9	(2.8)
(Loss) / earnings before tax	(21.0)	(52.2)	(14.0)	17.2
Tax	(21.5)	6.1	(0.2)	(27.8)
Net loss from continuing operations	(42.5)	(46.1)	(14.2)	(10.6)
Discontinued operations	2.4	(0.9)	0.4	3.7
Net loss	(40.1)	(47.0)	(13.8)	(6.9)

(1) Pre-opening expenses at El Encanto and the Orcaella river-cruise ship that will commence operations in Myanmar in the third quarter
(2) Restructuring and redundancy costs
(3) Non-cash write-off of fixed asset balances
(4) Costs associated with unsolicited proposal by The Indian Hotels Company Limited to acquire the Company
(5) Write down of receivable balance within central costs
(6) Loss on sale of final two units at Keswick Estate
(7) Non-cash impairment charges related to goodwill and long-lived assets
(8) Gain on disposal of capital lease and New York hotel project

ORIENT-EXPRESS HOTELS LTD.
NET DEBT TO ADJUSTED EBITDA CALCULATION
(Unaudited)

	Twelve months ended and as at
	March 31, 2013	December 31, 2012
$millions - except ratios

Cash
Cash and cash equivalents	79.3	93.4
Restricted cash (including $13.4 million/$nil million classified within other assets)	21.7	21.1

Total cash	101.0	114.5

Total debt
Working capital facilities	0.4	—
Current portion of long-term debt and capital leases	84.1	90.1
Current portion of long-term debt of consolidated variable interest entities	1.8	1.8
Long-term debt and obligations under capital leases	424.4	431.4
Long-term debt held by consolidated variable interest entities	95.7	96.2

Total debt	606.4	619.5

Net debt	505.4	505.0

Adjusted EBITDA	105.6	104.3

Net debt / adjusted EBITDA	4.8	4.8

Management analyzes the operating performance of the Company on the basis of earnings before interest, foreign exchange, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historical cost of assets. EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company's EBITDA may not be comparable in all instances to that disclosed by other companies. EBITDA does not represent net cash provided by operating, investing and financing activities under US generally accepted accounting principles (US GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under US GAAP for purposes of evaluating operating performance.

Adjusted EBITDA and adjusted net earnings/(loss) of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by US GAAP. They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by US GAAP. Management considers adjusted EBITDA and adjusted net earnings/(loss) to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item), disposals of assets or investments, and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company's operations. Adjusted EBITDA and adjusted net earnings/(loss) are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the Company can be assessed.

This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding earnings outlook, investment plans, debt reduction and debt refinancings, asset sales and similar matters that are not historical facts. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release and oral presentations, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned real estate sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company's operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed asset sales, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to agree bank loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments, and possible challenges to the Company's corporate governance structure. Further information regarding these and other factors is included in the filings by the Company with the U.S. Securities and Exchange Commission.

* * * * * *
Orient-Express Hotels Ltd. will conduct a conference call on Thursday, May 2, 2013 at 9:00 am EDT (2:00 pm BST), which is accessible at +1 855 287 9927 (US toll free) or +44 (0)20 3059 8125  (Standard International) or 0800 368 0649 (UK Freephone). The participant password is Orient-Express. A re-play of the conference call will be available until 7:00 pm (EDT) Thursday, May 9, 2013 and can be accessed by calling +1 866 268 1947 (US toll free) or +44 (0)121 260 4861 (Standard International). The access code is 1163392#. A re-play will also be available on the Company's website: www.orient-expresshotelsltd.com.

Orient-Express Hotels Ltd. will host an investor and analyst meeting via webcast on Friday, May 3, 2013 at 11:00 am EDT (4:00 pm BST), which is accessible through the Company's website at www.orient-expresshotelsltd.com under the webcasts / presentations section or via the following link: http://www.media-server.com/m/p/9xgvb7hr.

Financial media requiring further information should contact Vicky Legg, Director of Corporate Communications, on +44 (0)20 3117 1380 or vicky.legg@orient-express.com.